Exhibit (e)(12)

Amendment to Distribution Agreement

This Amendment to Distribution Agreement (this “Amendment”), dated December 10, 2012, between ALPS ETF Trust, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc. (“ALPS”).

WHEREAS, the Trust and ALPS have entered into a Distribution Agreement dated September 10, 2012 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Effective as of December 10, 2012, Appendix A (List of Portfolios) of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A (List of Portfolios) attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST	ALPS DISTRIBUTORS, INC.

By:	By:
Name:	Name:
Title:	Title:

APPENDIX A

LIST OF PORTFOLIOS

VelocityShares Tail Risk Hedged Large Cap ETF

VelocityShares Volatility Hedged Large Cap ETF Large Cap Index ETF

VelocityShares Emerging Markets DR ETF

VelocityShares Russia Select DR ETF

VelocityShares Emerging Asia DR ETF

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